Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Otsaw Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary Shares, par value $0.0001(1)	457(o)	—	—	$28,111,116.00	$0.0001531	$4,303.81
Fees to Be Paid	Equity	Warrants to purchase Class A Ordinary Shares(2)	457(g)	—	—	—	—	—
Fees to Be Paid	Equity	Class A Ordinary Shares, issuable upon exercise of the Warrants	457(o)	—	—	$1,222,221.00	$0.0001531	$187.12
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$29,333,337.00
	Total Fees Previously Paid					$4,455.21
	Total Fee Offsets					$4,455.21
	Net Fee Due					$35.72

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the Class A Ordinary Shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of Class A Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	The Registrant will issue to the underwriters warrants to purchase a number of ordinary shares equal to an aggregate of 5% of the ordinary shares sold in the offering. The exercise price of the underwriters’ warrants is equal to 125% of the offering price of the Class A Ordinary Shares offered hereby. The underwriters’ warrants will be exercisable at any time and from time to time, in whole or in part, during the four and half year period commencing six months from the commencement date of sales in the offering. In accordance with Rule 457(g) under the Securities Act, because the Registrant’s Class A Ordinary Shares underlying the Class A Ordinary Shares Purchase Warrants are registered hereby, no separate registration fee is required with respect to such securities registered hereby.

(3)	The registration fee for the original Proposed Maximum Aggregate Offering Price of $28,111,116.00 of Class A Ordinary Shares was calculated with the fee rate of $0.0001531 per share and the registration fee for the additional Proposed Maximum Aggregate Offering Price of $1,222,221.00 of the Class A Ordinary Shares issuable upon exercise of the underwriter’s warrants was calculated with the fee rate of $0.0001531 per share.